Exhibit 10.8

[Form of Non-exclusive Aircraft Lease Agreement]

This NON-EXCLUSIVE AIRCRAFT LEASE AGREEMENT (this “Agreement”) is entered into as of this [    ] day of [    ]2021 (the “Effective Date”), by and between [VECTOR GROUP MEMBER], a Delaware limited liability company (“Lessor”), and [DOUGLAS ELLIMAN GROUP MEMBER], a [Delaware] [corporation] (“Lessee”).

W I T N E S S E T H :

WHEREAS, title to the Aircraft described and referred to herein is held by Lessor; and

WHEREAS, Lessee desires to lease from the Lessor, and Lessor desires to lease to Lessee, the Aircraft, without crew, upon and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

1.1.	The following terms shall have the following meanings for all purposes of this Agreement:

“Additional Non-exclusive Lessee” means any person or entity, other than Lessee, possessing a non-exclusive leasehold interest in the Aircraft.

“Aircraft” means the Airframe, the Engines, the Parts, and the Aircraft Documents. The Engines shall be deemed part of the “Aircraft” whether or not from time to time attached to the Airframe or removed from the Airframe.

“Aircraft Documents” means all flight records, maintenance records, historical records, modification records, overhaul records, manuals, logbooks, authorizations, drawings and data relating to the Airframe, any Engine, or any Part, or that are required by Applicable Law to be created or maintained with respect to the maintenance and/or operation of the Aircraft.

“Airframe” means that certain [    ] aircraft bearing U.S. registration number [    ], and manufacturer’s serial number [    ], together with any and all Parts (including, but not limited to, landing gear and auxiliary power unit but excluding Engines or engines) so long as such Parts shall be either incorporated or installed in or attached to the Airframe.

“Applicable Law” means, without limitation, all applicable laws, treaties, international agreements, decisions and orders of any court, arbitration or governmental agency or authority and rules, regulations, orders, directives, licenses and permits of any governmental body, instrumentality, agency or authority, including, without limitation, the FAR and 49 U.S.C. § 41101, et seq., as amended.

“Base Rent” means the base rent payable as consideration for the lease of the Aircraft.

“Business Day” means any day of the year in which banks are not authorized or required to close in the State of Florida.

“DOT” means the United States Department of Transportation or any successor agency.

“Engines” means [    ] engines bearing manufacturer’s serial numbers [    ], together with any and all Parts associated therewith so long as the same shall be either incorporated or installed in or attached to such Engine. Any engine which may be, from time to time, substituted for an Engine shall be deemed to be an Engine and subject to this Agreement for so long as it remains attached to the Airframe.

“FAA” means the Federal Aviation Administration or any successor agency.

“FAR” means collectively the Aeronautics Regulations of the FAA and the DOT, as codified at Title 14, Parts 1 to 399 of the United States Code of Federal Regulations.

“Flight Hour” means one (1) hour of use of the Aircraft in flight operations, measured in one-tenth (1/10th) of an hour increments from takeoff to landing, as recorded in the Aircraft records.

“Force Majeure Event” means an event that is out of the control of a party to this Agreement and that prevents such party from meeting an obligation arising under this Agreement (other than the payment of funds), including, without limitation, strikes, boycotts, labor disputes, embargoes, shortages of materials, acts of God, acts of a public enemy, terrorist acts, government regulation or authority, mechanical difficulty, war, civil commotion, weather conditions, weather conditions, floods, riots, rebellion, or public health crisis.

“FSDO Notice” means a FSDO Notification Letter in the form of Schedule B attached hereto.

“Lien” means any mortgage, security interest, lease, Lease or other charge or encumbrance or claim or right of others, including, without limitation, rights of others under any airframe or engine interchange or pooling agreement, except for mechanics liens to be discharged in the ordinary course of business.

“Operating Base” means [    ].

“Operational Control” has the same meaning given the term in Section 1.1 of the FAR.

“Parts” means all appliances, components, parts, instruments, appurtenances, accessories, furnishings or other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine and includes replacement parts.

“Pilot in Command” has the same meaning given the term in Section 1.1 of the FAR.

“Reserved Use Period” means a period of time during which Lessee shall have a first priority right to use of the Aircraft for the purpose of performing one (1) or more flights.

“Schedule Keeper” means the person designated by Lessor to maintain the scheduling log of the Aircraft. The name, address, telephone number, and other contact information for the Schedule Keeper are set forth in Section 10.1.

“Lessee Event of Default” has the meaning ascribed to the term in Section 9.1.

“Lessor Event of Default” has the meaning ascribed to the term in Section 9.3.

“Taxes” means all taxes of every kind (excluding any tax measured by or assessed against a taxpayer’s income, including, without limitation, any income tax, gross income tax, net income tax, franchise tax, gross receipts tax, capital tax, net worth tax, “margin” tax, or capital gains tax) assessed or levied by any federal, state, county, local, airport, district, foreign, or other governmental authority, including, without limitation, sales taxes, use taxes, retailer taxes, federal air transportation excise taxes, federal aviation fuel excise taxes, and other similar duties, fees, and excise taxes.

“Term” has the meaning ascribed to the term in Section 3.1.1.

SECTION 2. LEASE AND DELIVERY OF THE AIRCRAFT

2.1.	Lease. Lessor hereby Leases to Lessee, and Lessee hereby Leases from Lessor, the Aircraft, on the terms and conditions of this Agreement.

2.2.

Quiet Enjoyment. Provided that Lessee pays all amounts payable hereunder and performs and complies with all of the other terms and conditions hereof, neither Lessor nor any person acting on behalf of Lessor or in its stead, nor any person with rights granted by Lessor, will interfere with the peaceful and quiet use and enjoyment of the Aircraft by Lessee during any Reserved Use Period.

2.3.

Non-Exclusivity. Lessee acknowledges that the Aircraft is leased to Lessee on a non-exclusive basis, and that during the Term the Aircraft may be otherwise subject to use by Lessor and/or Leased to one Additional Non-exclusive Lessee. Lessee shall have a right to possess and operate the Aircraft under this Agreement only during Reserved Use Periods and shall not have any right to possess or operate the Aircraft at any other time.

2.4.

Scheduling. Lessee shall submit all requests to schedule Reserved Use Periods to the Schedule Keeper. Schedule Keeper shall approve or deny any request to schedule a Reserved Use Period within one (1) Business Day of Schedule Keeper’s receipt thereof. Failure of Schedule Keeper to respond to any such request shall constitute denial thereof. Approval of any request to schedule a Reserved Use Period shall be in Schedule Keeper’s reasonable discretion. Requests to schedule a Reserved Use Period shall be in a form, whether oral or written, specified by Schedule Keeper. Each request to schedule a Reserved Use Period shall include the date and time that the Reserved Use Period will commence and the date and time that the Reserved Use Period will terminate. In addition, for each flight to be performed during the Reserved Use Period, the request shall include the departure airport, the anticipated date and time of departure, the destination airport, the number of anticipated passengers, the nature and extent of luggage, and any other relevant information requested by Schedule Keeper.

2.5.

Delivery. At the commencement of each approved Reserved Use Period, the Aircraft shall be delivered to the Lessee at the Operating Base, or such other location as the parties may mutually agree. The Aircraft at the time of each delivery to Lessee shall have, and be in compliance with, a current valid certificate of airworthiness issued by the FAA and shall be airworthy according to manufacturer’s specifications and FAA regulations, shall have been maintained and repaired in accordance with the provisions of this Agreement. The foregoing notwithstanding, the Aircraft shall be delivered in “AS IS, WHERE IS” CONDITION, SUBJECT TO EACH AND EVERY DISCLAIMER OF WARRANTY AND REPRESENTATION AS SET FORTH IN SECTION 4 HEREOF. Lessor shall not be liable for any delay or failure to furnish the Aircraft pursuant to this Agreement when such failure is due to any Force Majeure Event.

2.6.

FSDO Notice. At least 48 hours prior to the first flight to be conducted under this Agreement, Lessee shall complete the FSDO Notice attached hereto as Schedule B and deliver the completed FSDO Notice by facsimile to the FAA Flight Standards District Office located nearest to the departure airport of said first flight. Lessee shall provide a copy of the FSDO notice together with a copy of the facsimile confirmation sheet to Lessor prior to such first flight.

SECTION 3. TERM, RENT, EXPENSES AND TAXES

3.1.	Term.

3.1.1.

This Agreement shall become effective on the Effective Date and shall continue in effect for an initial period of one (1) year, unless terminated sooner pursuant to the express provisions herein contained (such one (1) year term the “Initial Term”).

3.1.2.

At the end of the Initial Term or any subsequent Renewal Term, this Agreement shall automatically be renewed for an additional one (1) year period (each such additional one (1) year term a “Renewal Term”) unless either party shall have notified the other party at least thirty (30) prior to the last day of such Initial Term or Renewal Term, as the case may be, that this Agreement will not be renewed.

3.1.3. Each party shall have the right to terminate this Agreement without cause on thirty (30) days written notice to the other party.

3.2.

Rent. Lessee shall pay rent in arrears in an amount equal to the Hourly Rent specified in Schedule A attached hereto for each Flight Hour of use of the Aircraft by Lessee. Within three (3) Business Days after the last day of each calendar month during the Term, Lessee shall provide to Lessor a written report of the total number of Flight Hours flown during the month just ended.

3.3.

Flight Crew Expenses; Fuel, Oil and Lubricants; and Incidental Expenses. Lessee shall obtain and pay the costs for all fuel, oil, and lubricants required for Lessee’s operations of the Aircraft. Lessee shall also obtain and pay for pilot services for Lessee’s own operations of the Aircraft, and any and all incidental operating costs and expenses arising from Lessee’s operations of the Aircraft, including, without limitation, airport fees, landing fees, ramp fees, handling fees, FBO fees, overnight hangar fees, de-icing costs, contaminant recovery costs, catering and commissary costs, in-flight entertainment and telecommunications charges, ground transportation, flight crew travel expenses (including accommodations, meals, travel expenses), local and state taxes, charts, manuals, and other publications obtained for the specific flight, and any other similar items.

3.4.

Fuel True-Up. The parties shall record the quantity of fuel in the Aircraft’s tanks at the beginning and end of each Reserved Use Period. If the quantity of fuel in the Aircraft’s tanks at the end of a Reserved Use Period is less than the quantity of fuel in the Aircraft’s tanks at the beginning of the Reserved Use Period, Lessee shall pay to Lessor the difference between the value of the fuel in the Aircraft’s tanks at the beginning of the Reserved Use Period and the value of the fuel at the end of the Reserved Use Period. If the quantity of fuel in the Aircraft’s tanks at the end of a Reserved Use Period is greater than the quantity of fuel in the Aircraft’s tanks at the beginning of the Reserved Use Period, Lessee shall be entitled to a credit in an amount equal to the difference between the value of the fuel in the Aircraft’s tanks at the beginning of the Reserved Use Period and the value of the fuel at the end of the Reserved Use Period, which credit shall be applied as an offset against future amounts payable by Lessee to Lessor. For purposes of this Section 3.7, fuel will be valued at Lessor’s cost of fuel at the Operating Base on the date that the Aircraft is returned to the Operating Base at the end of a Reserved Use Period.

3.5.

Taxes. Neither the Base Rent nor any other payments to be made by Lessee under this Agreement includes the amount of any Taxes which may be assessed or levied by any taxing jurisdictions as a result of the Lease of the Aircraft to Lessee, or the use of the Aircraft by Lessee, or the provision of a taxable transportation service by Lessee using the Aircraft. Lessee shall be responsible for, shall indemnify and hold harmless Lessor against, and Lessee shall pay all such Taxes when due. Without limiting the generality of the foregoing, Lessee shall pay to Lessor, together with each payment of Base Rent payment, any applicable Taxes due with respect to such payment. Except as expressly provided in this Section 3.3, as between Lessor and Lessee, Lessor shall be solely responsible for payment of all taxes incurred by reason of ownership or operation of the Aircraft during the Term of this Agreement, including but not limited to any ad valorem taxes levied against the Aircraft and any outstanding sales and/or use tax liability arising out of Lessor’s lease or acquisition of the Aircraft.

3.6.

Excessive Wear and Tear. Lessee shall be responsible for, and shall indemnify and hold Lessor harmless from and against, and will pay to Lessor upon demand, all costs and expenses for the repair (including, where appropriate costs of replacement) of: any damage to the interior of the Aircraft (including, without limitation, deep scratches in the cabinetry; stains on seats, carpets or sidewalls; rips in the seats or other fabric-covered items) caused by Lessee or Lessee’s passengers.

3.7.

Payments. At the end of each calendar month during the Term, Lessor shall invoice Lessee for all Rent and any other amounts due and payable by Lessee under this Agreement with respect to the calendar month just ended.    To the extent Lessor shall have paid any of the costs otherwise payable by Lessee under the terms of this Agreement (e.g., WIFI and flight phone charges), Lessor’s invoice shall include copies of invoices or receipts for such charges. Lessee shall pay the full amount of any invoice provided by Lessor within ten (10) business days of the date of such invoice. All payments of Base Rent, Maintenance Reserves, Taxes, and other amounts due hereunder shall be paid by wire transfer of free, clear and immediately available funds of the United States into an account designated by Lessor.

3.8.

Late Payments. In the event Lessee fails to pay promptly when due the full amount of any Base Rent, Maintenance Reserves, Taxes, or any other amounts payable hereunder, then, in addition to any other rights or remedies to which Lessor may be entitled: (i) Lessee shall pay interest on the unpaid portion of the overdue amount at the rate of the lesser of 18% per annum or the highest rate of interest permitted by Applicable Law, for the period from and after the due date of such amount as specified in the applicable invoice until the date such amount, or part thereof, and any interest thereon, are paid in full; and (ii) Lessee shall reimburse Lessor for any and all costs (including reasonable attorney’s fees) incurred by Lessor to collect such amounts and interest.

SECTION 4. REPRESENTATIONS AND WARRANTIES

4.1.	Representations and Warranties of Lessee. Lessee represents and warrants as of the date hereof as follows:

4.1.1.

Lessee is a validly organized limited liability company under the laws of the State of [    ], and the person executing on behalf of Lessor has full power and authority to execute this Agreement on behalf of Lessor and by such execution shall bind Lessor under this Agreement.

4.1.2.

No action, suit, or proceeding is currently pending or threatened against Lessee which may in any way adversely affect Lessee’s financial status as of the date thereof, or impair the execution, delivery, or performance by Lessee of this Agreement.

4.1.3.

The execution and delivery of this Agreement by Lessee and the performance of its obligations hereunder have been duly authorized by all necessary corporate or limited liability company action, and do not conflict with any provision of Lessee’s articles of organization, operating agreement, any governmental regulations, or any other agreements that Lessee may now have with other parties.

4.1.4.	Lessee is not subject to any restriction which, with or without the giving of notice, the passage of time, or both, prohibits or would be violated by or be in conflict with this Agreement.

4.1.5.

All pilots who operate the Aircraft for Lessee’s flights shall have at least the minimum total pilot hours required by any policy of insurance covering the Aircraft and will meet or exceed all requirements under any policy of insurance covering the Aircraft, and all Applicable Law.

4.1.6.

Lessee will not permit the Aircraft to be operated in any unsafe manner or contrary to any manual or instructions for the Aircraft or in violation of the terms or conditions of any insurance policy covering the Aircraft or any Applicable Law.

4.1.7.	This Agreement constitutes the legal, valid and binding obligation of Lessee, and is enforceable against Lessee in accordance with the terms herein contained.

4.2.	Representations and Warranties of Lessor. Lessor hereby represents and warrants as follows:

4.2.1.

Lessor is a validly organized limited liability company under the laws of the State of Delaware, and the person executing on behalf of Lessor has full power and authority to execute this Agreement on behalf of Lessor and by such execution shall bind Lessor under this Agreement.

4.2.2.

No action, suit, or proceeding is currently pending or threatened against Lessor which may in any material way adversely affect or impair the execution, delivery, or performance by Lessor of this Agreement.

4.2.3.

The execution and delivery of this Agreement by Lessor and the performance of its obligations hereunder have been duly authorized by all necessary organizational action, and do not conflict with any provision of Lessor’s articles of incorporation, bylaws, any governmental regulations, or any other agreements that Lessor may now have with other parties.

4.2.4.	Lessor is not subject to any restriction which, with or without the giving of notice, the passage of time, or both, prohibits or would be violated by or be in conflict with this Agreement.

4.2.5.	This Agreement constitutes the legal, valid and binding obligation of Lessor, and is enforceable against Lessor in accordance with the terms herein contained.

4.3.

DISCLAIMER OF WARRANTIES. THE AIRCRAFT IS BEING LEASED BY THE LESSOR TO THE LESSEE HEREUNDER ON A COMPLETELY “AS IS,” “WHERE IS,” BASIS, WHICH IS ACKNOWLEDGED AND AGREED TO BY THE LESSEE. THE WARRANTIES AND REPRESENTATIONS SET FORTH IN THIS SECTION 4 AND IN SECTION 12.16 ARE EXCLUSIVE AND IN LIEU OF ALL OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AND LESSOR HAS NOT MADE AND SHALL NOT BE CONSIDERED OR DEEMED TO HAVE MADE (WHETHER BY VIRTUE OF HAVING LEASED THE AIRCRAFT UNDER THIS AGREEMENT, OR HAVING ACQUIRED THE AIRCRAFT, OR HAVING DONE OR FAILED TO DO ANY ACT, OR HAVING ACQUIRED OR FAILED TO ACQUIRE ANY STATUS UNDER OR IN RELATION TO THIS AGREEMENT OR OTHERWISE) ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE AIRCRAFT OR TO ANY PART THEREOF, AND SPECIFICALLY, WITHOUT LIMITATION, IN THIS RESPECT DISCLAIMS ALL REPRESENTATIONS AND/OR WARRANTIES AS TO THE TITLE, AIRWORTHINESS, VALUE, CONDITION, DESIGN, MERCHANTABILITY, COMPLIANCE WITH SPECIFICATIONS, CONSTRUCTION AND CONDITION OF THE AIRCRAFT, OR THE FITNESS FOR A PARTICULAR USE OF THE AIRCRAFT AND AS TO THE ABSENCE OF LATENT AND OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AS TO THE ABSENCE OF ANY INFRINGEMENT OR THE LIKE, HEREUNDER OF ANY PATENT, TRADEMARK OR COPYRIGHT, AS TO THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP OF THE AIRCRAFT OR ANY PART THEREOF OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY ARISING FROM A COURSE OF PERFORMANCE OR DEALING OR USAGE OF TRADE), WITH RESPECT TO THE AIRCRAFT OR ANY PART THEREOF. THE LESSEE HEREBY WAIVES, RELEASES, DISCLAIMS AND RENOUNCES ALL EXPECTATION OF OR RELIANCE UPON ANY SUCH AND OTHER WARRANTIES, OBLIGATIONS AND LIABILITIES OF LESSOR AND RIGHTS, CLAIMS AND REMEDIES OF THE LESSEE AGAINST LESSOR, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, INCLUDING BUT NOT LIMITED TO (I) ANY IMPLIED WARRANTY OF MERCHANTABILITY OF FITNESS FOR ANY PARTICULAR USE, (II) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE, (III) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM THE NEGLIGENCE OF LESSOR, ACTUAL OR IMPUTED, AND (IV) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OF OR DAMAGE TO THE AIRCRAFT, FOR LOSS OF USE, REVENUE OR PROFIT WITH RESPECT TO THE AIRCRAFT, OR FOR ANY OTHER DIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

SECTION 5. OPERATIONS

5.1

Use and Operation. Lessee shall operate the Aircraft in accordance with the provisions of Part 91 of the FAR and shall not operate the Aircraft in commercial service, as a common carrier, or otherwise for compensation or hire except to the limited extent permitted under Sections 91.321 and 91.501 of the FAR, if applicable. Lessee shall be solely and exclusively responsible for the use, operation and control of the Aircraft at all times during each Reserved Use Period. Lessee will not permit the Aircraft to be operated in any unsafe manner or contrary to any manual or instructions for the Aircraft or in violation of the terms or conditions of any insurance policy covering the Aircraft or any Applicable Law. All pilots who operate the Aircraft for Lessee’s flights shall possess current and valid Airline Transport Pilot and First-Class Medical Certificates issued by the FAA, shall have at least the minimum total pilot hours required by any policy of insurance covering the Aircraft, shall meet or exceed all requirements under any policy of insurance covering the Aircraft, and shall be fully competent, trained, experienced, and qualified to fly the Aircraft in accordance with all Applicable Law. Lessee agrees not to operate or locate the Airframe or any Engine or permit the Airframe or any Engine to be operated or located, in any area known to Lessee to be excluded from coverage by any insurance policy in effect or required to be maintained hereunder with respect to the Airframe or Engines, or in any war zone. Lessee agrees not to operate the Airframe or any Engine or permit the Airframe or any Engine to be operated during the Term except in operations for which Lessee is duly authorized, or to use or permit the Aircraft to be used for a purpose for which the Aircraft is not designed or reasonably suitable. Lessee will not permit the Airframe or any Engine to be maintained, used or operated during the Term in violation of any Applicable Law, or contrary to any manufacturer’s operating manuals or instructions. Lessee shall not knowingly permit the Aircraft to be used for the carriage of any persons or property prohibited by Applicable Law, nor shall Lessee permit the Aircraft to be used during the existence of any known defect except in accordance with the FAR. Lessee may carry on the Aircraft on all flights conducted under Lessee’s Operational Control such passengers, baggage, and cargo as Lessee in its sole but reasonable discretion shall determine; provided, however, that the number of passengers on any flight shall in no event exceed the number of seats legally available in the Aircraft, and the total load carried on any flight, including passengers, crew, baggage, and fuel and oil in such quantities as the Pilot in Command shall determine to be required, shall not exceed the maximum permissible load for the Aircraft. While the Aircraft is in the possession or under the control of Lessee, Lessee will abide by and conform to, be responsible for causing and cause others to abide by and conform to, all Applicable Laws now existing or hereafter enacted, that govern or in any way affect the operation, use, maintenance, or occupancy of the Aircraft, or the use of any airport by the Aircraft. Lessor acknowledges that Lessee may use the Aircraft for instruction to satisfy insurance requirements or other training to maintain FAR compliance and pilot proficiency.

5.2

Aircraft Leased without Services. The Aircraft is leased by Lessor to Lessee hereunder without any additional services of any kind, and Lessee, in coordination with the Additional Non-Exclusive Lessee(s) pursuant to Section 2.3 hereof, shall obtain or supply all services and supplies necessary to the operation, maintenance, and storage of the Aircraft. Without limiting the generality of the foregoing, Lessee, in coordination with the Additional Non-Exclusive Lessee(s) pursuant to Section 2.3 hereof, and at no cost or expense to Lessor, shall:

5.2.1	obtain all fuel, oil, lubricants, and other services and supplies required for Lessee’s operations of the Aircraft;

5.2.2	pay the fixed hourly cost of any maintenance service plans that may be in effect with respect to the Aircraft that become due and payable as a result of Lessee’s operations of the Aircraft;

5.2.3	maintain the Aircraft, or cause the Aircraft to be maintained, in a good and airworthy operating condition and in compliance with all applicable FAR and the Aircraft Operating Manual;

5.2.4

ensure that all mechanics assigned to the maintenance of the Aircraft are competent with respect to the type of aircraft, and fully familiar with applicable maintenance and preventative repair programs for the Aircraft’s specific type;

5.2.5	store the Aircraft when not in use in an appropriate and adequate indoor facility at the Operating Base;

5.2.6	obtain the services of pilots for all of Lessee’s operations of the Aircraft;

5.2.7

ensure that all pilots serving on any flight conducted by Lessee possess current and valid Airline Transport Pilot and First-Class Medical Certificates issued by the FAA, and are fully competent, trained, experienced, and qualified in accordance with Applicable Law and all insurance policies covering the Aircraft;

5.2.8	maintain and preserve, or cause to be maintained and preserved, in the English language, all Aircraft Documents in a complete, accurate, and up-to-date manner; and

5.2.9	maintain, or cause to be maintained, all insurance required by Section 8 of this Agreement.

5.3	Operational Control.

5.3.1

Lessee’s Flights. Lessee shall exercise Operational Control of the Aircraft during all flight operations conducted by Lessee. Further, at all times while the Aircraft is in the possession of Lessee, Lessee shall have exclusive possession, command, and control of the Aircraft, and the pilots of any flight by Lessee shall be under the exclusive command of Lessee. The parties acknowledge and agree that neither Lessor, nor any Additional Non-exclusive Lessee, shall have any right or obligation to exercise Operational Control of the Aircraft in connection with any flight conducted by Lessee.

5.3.2

Additional Non-exclusive Lessee’s Flights. An Additional Non-exclusive Lessee shall exercise Operational Control of the Aircraft during all flight operations conducted by such Additional Non-exclusive Lessee. Further, at all times while the Aircraft is in the possession of any Additional Non-exclusive Lessee, such Additional Non-exclusive Lessee shall have exclusive possession, command, and control of the Aircraft, and the pilots of any such flight by such Additional Non-exclusive Lessee shall be under the exclusive command of such Additional Non-exclusive Lessee. The parties acknowledge and agree that Lessee shall have no right or obligation to exercise Operational Control of the Aircraft in connection with any flight conducted by any Additional Non-exclusive Lessee.

5.4

Authority of Pilot in Command. Notwithstanding that Lessee shall have Operational Control of the Aircraft during any flight conducted by Lessee, the parties acknowledge that pursuant to Section 91.3 of the FAR, the Pilot in Command of such flight is responsible for, and is obligated and entitled to exercise final authority over, the safe operation of the flight, and the parties agree that the Pilot in Command may, in the exercise of such authority, refuse to commence such flight, terminate such flight, or take any other flight-related action that, in the judgment of the Pilot in Command, is required to ensure the safety of the Aircraft, the flight crew, the passengers, and any other persons and/or property.

5.5

Right to Inspect. Lessor and/or Lessor’s agents shall have the right to inspect the Aircraft or the Aircraft Documents at any reasonable time, upon giving Lessee reasonable notice, to ascertain the condition of the Aircraft and to satisfy Lessor that the Aircraft is being properly repaired and maintained in accordance with the requirements of this Agreement. All required repairs shall be performed as soon as practicable after such inspection.

5.5	Modification of Aircraft. Lessee shall not make or permit to be made any modification, alteration, improvement, or addition to the Aircraft without the express written consent of Lessor.

5.6

Fines, Penalties, and Forfeitures. Lessee shall be solely responsible for and shall indemnify and hold Lessor harmless from and against, any fines, penalties, or forfeitures relating in any manner to the operation, maintenance, or use of the Aircraft by Lessee under this Agreement.

5.7	No Pets. Pets and other animals are prohibited on the Aircraft.

5.8	No Smoking. Smoking is prohibited on the Aircraft.

SECTION 6. RETURN OF AIRCRAFT

6.1.

Return. At the end of each Reserved Use Period, Lessee shall return the Aircraft to Lessor by delivering the same at Lessee’s expense to Lessor at the Operating Base or such other location within the 48 contiguous United States as the parties may mutually agree, fully equipped with all Engines and Parts installed thereon.

6.2.

Condition of Aircraft. The Aircraft at the time of each return to Lessor shall have, and be in compliance with, a current valid certificate of airworthiness issued by the FAA and shall be airworthy according to manufacturer’s specifications and FAA regulations, shall have been maintained and repaired during the Reserved Use Period in accordance with the provisions of this Agreement, and shall be in the same condition as it was in at the commencement of the Reserved Use Period, ordinary wear and tear excepted. LESSEE SHALL INDEMNIFY AND HOLD LESSOR HARMLESS FROM AND AGAINST ANY AND ALL COSTS AND EXPENSES TO REPAIR ANY DAMAGE TO THE AIRCRAFT ARISING DURING ANY RESERVED USE PERIOD IN EXCESS OF ORDINARY WEAR AND TEAR TO THE EXTENT ANY SUCH DAMAGE IS NOT COVERED BY INSURANCE.

6.3.

Aircraft Documents. At the end of each Reserved Use Period, Lessee shall return or cause to be returned to Lessor all of the Aircraft Documents, updated and maintained by Lessee through the date of return of the Aircraft.

SECTION 7. REGISTRATION AND LIENS

7.1.

Title and Registration. Lessee acknowledges that Lessor owns all legal, beneficial, and equitable title to the Aircraft, and that said title shall remain vested in Lessor during the Term hereof. Lessee shall undertake, to the extent permitted by Applicable Law, to do all such further acts, deeds, assurances or things as may, in the opinion of the Lessor, be necessary or desirable in order to protect or preserve Lessor’s title to the Aircraft.

7.2.

Lessee Liens. Lessee shall ensure that no Liens are created or placed against the Aircraft by Lessee or third parties as a result of Lessee’s actions. Lessee shall notify Lessor promptly upon learning of any Liens not permitted by these terms. Lessee shall, at its own cost and expense, take all such actions as may be necessary to discharge and satisfy in full any such Lien promptly after the same becomes known to it.

SECTION 8. INSURANCE

8.1.

Aircraft Liability. Lessee, in coordination with the Additional Non-Exclusive Lessee(s) pursuant to Section 2.3 hereof, and at no cost or expense to Lessor, shall maintain, or cause to be maintained, bodily injury and property damage, liability insurance in an amount no less than Three Hundred Million United States Dollars (US$300,000,000.00) Combined Single Limit. Said policy shall be an occurrence policy naming Lessee, Lessor, and the Additional Non-Exclusive Lessee(s) as Named Insureds.

8.2.

Hull Physical Damage. Lessee, in coordination with the Additional Non-Exclusive Lessee(s) pursuant to Section 2.3 hereof, and at no cost or expense to Lessor, shall maintain, or cause to be maintained, all risks aircraft hull insurance in the amount of no less than Eight Million United States Dollars (US$8,000,000.00), and such insurance shall name Lessor and any first lien mortgage holder as loss payees as their interests may appear.

8.3.

Insurance Certificates. Lessor will provide Lessee and any Pilot Services Provider with a Certificate of Insurance upon execution of this Agreement and at each renewal of the insurance, to include a thirty (30) day written notice of cancellation, except ten (10) days for non-payment of premium or lesser notice between seven (7) days and forty-eight (48) hours for certain war, hi-jacking and other perils insurance.

8.4.

Conditions of Insurance. Each insurance policy required by this Section 8 shall be primary without any right of contribution from any insurance maintained by any other party and shall contain a standard clause as to cross liability or severability of interests among the insured parties providing that such insurance shall operate in all respects as if a separate policy had been issued covering each party insured, except for limits of liability. Each policy shall waive any right of set-off against Lessee and any Pilot Services Provider, and any right of subrogation against Lessee and/or any Pilot Services Provider. The geographic limits of such insurance shall be worldwide, except that in the case of war, hi-jacking and other perils coverage, the coverage area shall be subject to such excluded territories as is from time to time usual in the aviation industry. Any Pilot Services Provider that provides pilot services to Lessee in connection with Lessee’s operation of the Aircraft is an intended third-party beneficiary of the obligations of Lessor to under this Section 8.

8.5.

Insurance Companies. Each insurance policy required by this Section 8 shall be issued by a company or companies of recognized reputation and responsibility (but in no event having an A.M. Best or comparable agency rating of less than “A-”) which (a) are qualified to do business in the United States and the State of Virginia, (b) will submit to the jurisdiction of any competent state or federal court in the United States with regard to any dispute arising out of the policy of insurance or concerning Lessor, Lessee and/or any Pilot Services Provider; and (c) will respond to any claim or judgment against Lessee and/or any Pilot Services Provider in any competent state or federal court in the United States or its territories.

SECTION 9. DEFAULTS AND REMEDIES

9.1.

Lessee Event of Default. The occurrence of any of the following events shall constitute a “Lessee Event of Default”: (a) Lessee shall fail to make any payment due under this Agreement within five (5) days of when due, (b) Lessee shall fail to make any payment due under any agreement between Lessee and any third party relating to the Aircraft when due or within any grace period provided in any such agreement between Lessee and any third party, (c) Lessee shall fail to observe or perform any covenant, agreement, or obligation under this Agreement or any agreement between Lessee and any third party relating to the Aircraft, (d) Lessee shall sell, transfer, encumber, assign, Let, sublicense or charter, or attempt to sell, transfer, encumber, assign, Let, sublicense or charter, the Aircraft or any part thereof, (e) Lessee shall use the Aircraft for, or permit the Aircraft to be used for, any illegal purpose, (f) Lessee shall fail to pay, or admit in writing its inability to pay, its debts as they become due, or (g) Lessee shall make a general assignment for the benefit of creditors or file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws (or any such proceeding shall be instituted against Lessee by any other party and shall not be vacated or set aside within sixty (60) days).

9.2.

Lessor’s Remedies. Upon the occurrence of any Lessee Event of Default, and at any time thereafter so long as such Lessee Event of Default shall be continuing, the Lessor may, at its option, declare in writing to the Lessee that this Agreement is in default, and may immediately terminate this Agreement. Upon any such termination hereof by Lessor, if such termination shall occur during a Reserved Use Period or if Lessee shall otherwise have possession of the Aircraft at the time of such termination, Lessee shall promptly return the Aircraft to Lessor in accordance with Section 6 hereof.

9.3.

Lessor Event of Default. The occurrence of any of the following events shall constitute a “Lessor Event of Default”: (a) Lessor shall fail to observe or perform any covenant, agreement, or obligation under this Agreement or any agreement between Lessee and any third party relating to the Aircraft, (b) Lessor shall fail to maintain any or all of the insurance required by this Agreement, (c) Lessor shall fail to pay, or admit in writing its inability to pay, its debts as they become due, or (d) Lessor shall make a general assignment for the benefit of creditors or file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws (or any such proceeding shall be instituted against Lessor by any other party and shall not be vacated or set aside within sixty (60) days).

9.4.

Lessee’s Remedies. Upon the occurrence of any Lessor Event of Default, and at any time thereafter so long as such Lessor Event of Default shall be continuing, the Lessee may, at its option, declare in writing to the Lessor that this Agreement is in default, and may immediately terminate this Agreement. Upon any such termination hereof by Lessee, if such termination shall occur during a Reserved Use Period or if Lessee shall otherwise have possession of the Aircraft at the time of such termination, Lessee shall promptly return the Aircraft to Lessor in accordance with Section 6 hereof.

SECTION 10. NOTICES

10.1.

All communications, declarations, demands, consents, directions, approvals, instructions, requests and notices required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given or made when delivered personally, or in case of documented overnight delivery service or registered or certified mail, return receipt requested, delivery charge or postage prepaid, on the date shown on the receipt therefor, in each case at the address set forth below:

If to Lessor:

Attn:

If to Schedule
Keeper:

Email:

If to Lessee:	[Douglas Elliman Group Member]
c/o Douglas Elliman, Inc.
4400 Biscayne Blvd.
Miami, FL 33137
Attn: Marc N. Bell

SECTION 11. EVENT OF LOSS AND INDEMNIFICATION

11.1.

Notification of Event of Loss. In the event any damage to, or destruction of, the Aircraft shall occur while the Aircraft is being operated by or in the possession of Lessee, or in the event of any whole or partial loss of the Aircraft, including, without limitation, any loss resulting from the theft, condemnation, confiscation or seizure of, or requisition of title to or use of, the Aircraft by private persons or by any governmental or purported governmental authority, while being operated by or in the possession of Lessee, Lessee shall immediately:

11.1.1.	report the event of loss to Lessor and to any and all applicable governmental agencies; and

11.1.2.	furnish such information to Lessor and the insurer of the Aircraft, and execute such documents, as may be required and necessary to collect the proceeds from any insurance policies.

11.2.

Repair or Termination. In the event the Aircraft is partially destroyed or damaged, Lessor shall have the option, in its sole discretion, to either (i) fully repair the Aircraft in order that it shall be placed in at least as good condition as it was prior to such partial destruction or damage; or (ii) terminate this Agreement. Within ten (10) Business Days after the date of such partial destruction or damage, Lessor shall give written notice to Lessee specifying whether Lessor has elected to fully repair the Aircraft or to terminate this Agreement, which termination shall be effective immediately upon such written notice from Lessor to Lessee setting forth Lessor’s election to so terminate this Agreement.

11.3.

Indemnification by Lessee. Lessor is only leasing the Aircraft under this Agreement and is not liable for the actions of Lessee or Lessee’s agents, employees, flight crew, guests or passengers. Lessor is not by this Agreement providing any charter, air taxi, air carrier or commercial operation services for hire. LESSEE HEREBY RELEASES, AND SHALL DEFEND, INDEMNIFY (ON AN AFTER TAX BASIS) AND HOLD HARMLESS LESSOR, LESSOR’S AFFILIATES, AND THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, SUCCESSORS AND ASSIGNS (EACH OF THE FOREGOING AN “INDEMNIFIED PARTY”), FROM AND AGAINST, ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, DEMANDS, SUITS, JUDGMENTS, CAUSES OF ACTION, CIVIL AND CRIMINAL LEGAL PROCEEDINGS, PENALTIES, FINES, AND OTHER SANCTIONS, AND ANY ATTORNEYS’ FEES AND DISBURSEMENTS AND OTHER REASONABLE COSTS AND EXPENSES OF INVESTIGATION OR DEFENSE, INCLUDING THOSE INCURRED UPON ANY APPEAL ARISING OUT OF OR RELATING TO THE AIRCRAFT OR THIS AGREEMENT, WHETHER ARISING IN LAW OR EQUITY, OR IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, CLAIMS INVOLVING WRONGFUL DEATH OR INJURY TO PERSONS AND/OR DAMAGE TO PROPERTY (EACH OF THE FOREGOING A “CLAIM”), TO THE EXTENT DIRECTLY OR INDIRECTLY ARISING FROM ANY BREACH, DEFAULT OR MISREPRESENTATION OF LESSEE UNDER THIS AGREEMENT AND/OR LESSEE’S USE, OPERATION OR MAINTENANCE OF THE AIRCRAFT, EXCEPT THAT LESSEE SHALL NOT BE OBLIGATED TO INDEMNIFY AN INDEMNIFIED PARTY FOR A CLAIM TO THE EXTENT SUCH CLAIM ARISES FROM AND IS ATTRIBUTED TO THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY. LESSEE SHALL PAY TO EACH INDEMNIFIED PARTY ANY AND ALL AMOUNTS NECESSARY TO INDEMNIFY SUCH INDEMNIFIED PARTY FROM AND AGAINST ANY CLAIMS. LESSEE SHALL, UPON REQUEST, DEFEND ANY ACTIONS BASED ON, OR ARISING OUT OF, ANY OF THE FOREGOING.

11.4.

Indemnification by Lessor. LESSOR HEREBY RELEASES, AND SHALL DEFEND, INDEMNIFY (ON AN AFTER TAX BASIS) AND HOLD HARMLESS LESSEE, LESSEE’S AFFILIATES, AND THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, SUCCESSORS AND ASSIGNS (EACH OF THE FOREGOING A “LESSEE INDEMNIFIED PARTY”), FROM AND AGAINST, ANY AND ALL CLAIMS, TO THE EXTENT DIRECTLY OR INDIRECTLY ARISING FROM ANY BREACH, DEFAULT OR MISREPRESENTATION OF LESSOR UNDER THIS AGREEMENT AND/OR LESSOR’S USE, OPERATION OR MAINTENANCE OF THE AIRCRAFT, EXCEPT THAT LESSOR SHALL NOT BE OBLIGATED TO INDEMNIFY A LESSEE INDEMNIFIED PARTY FOR A CLAIM TO THE EXTENT SUCH CLAIM ARISES FROM AND IS ATTRIBUTED TO THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF A LESSEE INDEMNIFIED PARTY. LESSOR SHALL PAY TO EACH LESSEE INDEMNIFIED PARTY ANY AND ALL AMOUNTS NECESSARY TO INDEMNIFY SUCH LESSEE INDEMNIFIED PARTY FROM AND AGAINST ANY CLAIMS. LESSOR SHALL, UPON REQUEST, DEFEND ANY ACTIONS BASED ON, OR ARISING OUT OF, ANY OF THE FOREGOING.

11.5.

Limitations on Liability. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY SPECIAL, EXEMPLARY, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, LOSS OF USE, LOSS OF TIME, INCONVENIENCE, OR COMMERCIAL LOSS.

SECTION 12. MISCELLANEOUS

12.1.

Entire Agreement. This Agreement, and all terms, conditions, warranties, and representations herein, are for the sole and exclusive benefit of the signatories hereto. This Agreement constitutes the entire agreement of the parties as of its Effective Date and supersedes all prior or independent, oral or written agreements, understandings, statements, representations, commitments, promises, and warranties made with respect to the subject matter of this Agreement. This Agreement is an Ancillary Agreement as defined in that certain Distribution Agreement, dated [ ], by and between Vector Group Ltd. and Douglas Elliman Inc.

12.2.

Other Transactions. Except as specifically provided in this Agreement, none of the provisions of this Agreement, nor any oral or written statements, representations, commitments, promises, or warranties made with respect to the subject matter of this Agreement shall be construed or relied upon by any party as the basis of, consideration for, or inducement to engage in, any separate agreement, transaction or commitment for any purpose whatsoever.

12.3.

Prohibited and Unenforceable Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof To the extent permitted by Applicable Law, each of Lessor and Lessee hereby waives any provision of Applicable Law which renders any provision hereof prohibited or unenforceable in any respect.

12.4.

Enforcement. This Agreement, including all agreements, covenants, representations and warranties, shall be binding upon and inure to the benefit of, and may be enforced by Lessor, Lessee, and each of their agents, servants and personal representatives, successors and permitted assigns.

12.5.	Headings. The section and subsection headings in this Agreement are for convenience of reference only and shall not modify, define, expand, or limit any of the terms or provisions hereof.

12.6.

Counterparts. This Agreement may be executed by the parties hereto in two (2) separate counterparts, each of which when so executed and delivered shall be an original, and both of which shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or by electronic photocopy (i.e., “pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement only if receipt of such facsimile transmission or by electronic photocopy is affirmatively acknowledged by reply e-mail or other written confirmation.

12.7.	Amendments. No term or provision of this Agreement may be amended, changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by Lessor and Lessee.

12.8.

No Waiver. No delay or omission in the exercise or enforcement or any right or remedy hereunder by either party shall be construed as a waiver of such right or remedy. All remedies, rights, undertakings, obligations, and agreements contained herein shall be cumulative and not mutually exclusive, and in addition to all other rights and remedies which either party possesses at law or in equity.

12.9.

Attorneys’ Fees. In the event a dispute arises regarding this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees and expenses incurred in addition to any other relief to which it is entitled.

12.10.	Transaction Costs. Except as expressly provided in this Agreement, each party shall bear its own costs incurred in entering into this Agreement.

12.11.

Confidentiality. Each party (including, for purposes of this Section 12.11, its affiliates, employees and agents) shall treat all information relating to this Agreement, and all information relating to the other party obtained in connection with this Agreement, as confidential information (“Confidential Information”). No party shall at any time disclose in any manner or in any form or make use of Confidential Information, except as may be required by law (including without limitation, the application to the parties or their affiliates of the Securities Act of 1933, as amended, and the Exchange Act of 1934, as amended, and, in each case, the rules and regulations promulgated thereunder) or legal process, to its legal or financial advisors, or to enforce the terms of this Agreement. Each party acknowledges that the disclosure or use of Confidential Information may irreparably harm the other party and shall constitute a breach of this Agreement. Each party acknowledges that this provision constitutes a material provision of this Agreement, and that in the event of a breach of this Section 12.11, the non-disclosing party will have no adequate remedy at law. As a result, the non-disclosing party shall be entitled to seek the issuance by a court of competent jurisdiction of an injunction, restraining order or other equitable relief restraining the disclosing party, its agents or representatives from committing or continuing any such violation.

12.12.

No Assignments. Lessee shall not assign this Agreement or sell, transfer, assign, or encumber the Aircraft or any part thereof, or Let, sublicense, charter, or part with possession of, the Aircraft or any part thereof, or enter into any Time Sharing or Interchange Agreement (as such terms are defined in Section 91.501(c) of the FAR) involving the Aircraft.

12.13.

Governing Law. This Agreement has been negotiated and delivered in the State of Florida and shall in all respects be governed by, and construed in accordance with, the laws of the State of Florida, including all matters of construction, validity and performance, without giving effect to its conflict of laws provisions.

12.14.

Jurisdiction and Venue. Exclusive jurisdiction and venue over any and all disputes between the parties arising under this Agreement shall be in, and for such purpose each party hereby submits to the jurisdiction of, the state and federal courts serving the State of Florida.

12.15.

WAIVER OF JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTELLIGENTLY WAIVE THEIR RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING RELATING TO, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY OTHER DOCUMENT, AGREEMENT OR INSTRUMENT EXECUTED AND/OR DELIVERED IN CONNECTION WITH THE FOREGOING.

12.16.

OFAC. Each party represents and warrants to the other that neither it nor of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will any of them become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action. Each party covenants to and with the other that it is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities. In the event of any violation of this section, the non-defaulting party shall be entitled to immediately terminate this Agreement without prior written notice to the defaulting party and to take such other actions as are permitted or required to be taken under law or in equity.

12.17.	Survival. Sections 3.2 through 3.10, 5.7, 6.2, 9.2, 9.4, 11.3, 11.4 and 11.5 shall survive the termination of this Agreement.

SECTION 13. TRUTH IN LEASING

TRUTH IN LEASING STATEMENT UNDER SECTION 91.23 OF THE FAR’s.

WITHIN THE TWELVE (12) MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT, THE AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED IN ACCORDANCE WITH THE PROVISIONS OF THE FAR 91.409(f).

LESSEE CERTIFIES THAT DURING THE TERM OF THIS AGREEMENT AND FOR OPERATIONS CONDUCTED HEREUNDER, THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED BY LESSEE IN ACCORDANCE WITH THE PROVISIONS OF THE FAR 91.409(f).

LESSEE ACKNOWLEDGES THAT WHEN IT OPERATES THE AIRCRAFT UNDER THIS AGREEMENT, IT SHALL BE KNOWN AS, CONSIDERED, AND IN FACT WILL BE THE OPERATOR OF SUCH AIRCRAFT. EACH PARTY HERETO CERTIFIES THAT IT UNDERSTANDS THE EXTENT OF ITS RESPONSIBILITIES, SET FORTH HEREIN, FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FEDERAL AVIATION ADMINISTRATION FLIGHT STANDARDS DISTRICT OFFICE.

THE PARTIES HERETO CERTIFY THAT A TRUE COPY OF THIS AGREEMENT SHALL BE CARRIED ON THE AIRCRAFT AT ALL TIMES AND SHALL BE MADE AVAILABLE FOR INSPECTION UPON REQUEST BY AN APPROPRIATELY CONSTITUTED IDENTIFIED REPRESENTATIVE OF THE ADMINISTRATOR OF THE FAA.

* * * Signature Page Follows * * *

IN WITNESS WHEREOF, the Lessor and the Lessee have each caused this Non-Exclusive Aircraft Lease Agreement to be duly executed as of the Effective Date.

LESSOR:

[VECTOR GROUP MEMBER]

By:
Print:
Title:

LESSEE:

[DOUGLAS ELLIMAN GROUP MEMBER]

By:
Print:
Title:

NON-EXCLUSIVE AIRCRAFT LEASE AGREEMENT

Schedule A

Aircraft:	[ ]

Base Rent:	$[ ] per Flight Hour

NON-EXCLUSIVE AIRCRAFT LEASE AGREEMENT

Schedule B

FSDO Notification Letter

Date: __________________________

Via Facsimile
Fax: ___________________________

Federal Aviation Administration

RE:	FAR Section 91.23 FSDO Notification

First Flight Under Lease of [     ],

U.S. registration number [     ], serial number [     ]

To whom it may concern:

Pursuant to the requirements of Federal Aviation Regulation Section 91.23(c)(3), please accept this letter as notification that the undersigned will acquire and take delivery of a leasehold interest in the above referenced aircraft, and that the first flight of the aircraft under the Lease will depart from [ ] Airport on the [ ] day of [ ], at approximately [ ] (am / pm) local time.

Sincerely,

[DOUGLAS ELLIMAN GROUP MEMBER]

By:
Print:
Title: